EXHIBIT 21
SPARTECH CORPORATION
SUBSIDIARIES OF REGISTRANT

Legal Entity	DBA	Incorporation or Organization

Atlas Alchem Plastics, Inc.	Spartech Plastics	Delaware

TKM Plastics, LP	Spartech Plastics	Missouri

Spartech Plastics, Inc.	Spartech Plastics	Delaware

Alchem Plastics, Inc.	Spartech Plastics	Delaware

Alchem Plastics Corporation	Spartech Plastics	Georgia

Spartech SPD, LLC	Spartech Plastics	Delaware

Spartech Polycast, Inc.	Spartech Polycast	Delaware

Spartech Polycom, Inc.	Spartech Polycom	Pennsylvania

Spartech Polycom, S.A.S.	Spartech Polycom	France

UVTEC, L.P.	Spartech Polycom	Texas

Franklin-Burlington Plastics, Inc.	Spartech Polycom	Delaware

Spartech FCD, LLC	Spartech Calendered	Delaware
and Converted
Products Division

Spartech CMD, LLC	Spartech CMD	Delaware

Polymer Extruded Products, Inc.	Spartech PEP	New Jersey

Spartech Townsend, Inc.	Spartech Townsend	Delaware

Spartech Industries Florida, Inc.	Spartech Marine	Delaware

Anjac-Doron Plastics, Inc.	Spartech Profiles	California

Spartech Industries, Inc.	Spartech Industries Spartech Profiles	Delaware

Alshin Tire Corporation	Spartech Industries	California

X-Core, LLC	Spartech Industries	California

Spartech Canada, Inc.	Spartech Color Spartech Plastics Spartech Profiles	New Brunswick

Spartech de Mexico, S.A. de C.V.	Spartech Plastics Spartech Polycom	Mexico

Industrias Spartech de Mexico, S.R.L. de C.V.	Spartech Industries	Mexico